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                                                                    Exhibit 10.1

                               EXECUTIVE AGREEMENT

      This EXECUTIVE AGREEMENT ("Agreement") with an effective date of January 1, 2004 is entered into by and between AMERISAFE, INC., a Texas corporation (the "Company"), and Mark R. Anderson (the "Executive").

                                   WITNESSETH:

      WHEREAS the Company desires to continue the employment and/or engagement of services of Executive with the Company for the period provided in this Agreement, and the Executive desires to continue such employment with and/or provide services to the Company, all in accordance with the terms and conditions set forth below;

      NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

1.    Employment.

      (a) The Company hereby agrees to continue to employ and/or engage the services of the Executive, and the Executive hereby accepts such employment and/or engagement of services with the Company, for the period set forth in Section 2 hereof, subject to the terms and conditions hereinafter set forth.

      (b) The Executive affirms and represents that he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Executive's employment hereunder with the Company, the employment of the Executive by the Company, or the Executive's undertakings under this Agreement.

2. Term of Employment. Unless earlier terminated by the Executive or the Company as provided in this Agreement, the term of the Executive's employment and/or engagement under this Agreement shall be for a period beginning on January 1, 2004 (the "Effective Date") and ending on the third anniversary of the Effective Date, January 1, 2007, provided, however, that this Agreement shall automatically renew for successive one year periods, unless either party shall notify the other in writing not less than thirty (30) days prior to the third anniversary date or any successive anniversary date that it does not intend to renew this Agreement. Such period, plus any annual renewal periods, or, if the Executive's employment or engagement hereunder is earlier terminated as provided herein and including termination pursuant to Section 9
      (a)(i)-(iii), such shorter period, is sometimes referred to herein as the "Employment Term".

3. Duties. The Executive shall be employed and/or engaged by the Company as Chairman of the Board of Directors or such other position and/or title as designated by the Board of Directors and shall endeavor in good faith to competently perform such duties as are inherent in his employment and/or engagement and shall also perform and discharge such other duties and responsibilities as the Board of Directors of the Company shall from time to time reasonably determine, not inconsistent with his position as Chairman of the Board of Directors and/or any other position and/or title as designated by the Board of

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      Directors. Executive shall also comply with any Articles of Incorporation and By-Laws of the Company, as well as any other applicable rules, agreements, policies and/or covenants concerning or related to corporate governance of the Company. The Company and the Executive mutually agree that the scope of the Executive's duties will require frequent travel and the Company specifically authorizes the Executive, for the benefit of the Company and the Executive, to perform his duties principally from his personal residence in Florida, with such travel to other locations from time to time as the Board of Directors of the Company may reasonably prescribe. Except as may otherwise be approved in advance by the Board of Directors of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote his full time during the first year of the Employment Term to the services required of him hereunder; provided that the foregoing shall not prohibit the Executive from engaging in reasonable charitable and community activities. The Executive shall render his business services exclusively to the Company and its subsidiaries during the first year of the Employment Term and shall use his good faith efforts, judgment and energy to improve and advance the business and interests of the Company and its subsidiaries in a manner consistent with the duties of his position. During the second and subsequent years of the Employment Term the Executive is allowed to engage in other business activities subject to the terms of Sections 4, 8, and 10 of this agreement. During the second and subsequent years of the Employment Term, the Executive shall reasonably and in good faith cooperate with the Company and shall attend and participate in meetings, conferences and/or other business events as requested by the Board of Directors. During the second and subsequent years of the Employment Term, the Executive shall also perform such other acts and/or perform such other duties as may be required and/or necessary for the Company and/or the Executive to fulfill legal, regulatory and/or compliance obligations, fiduciary responsibilities and/or corporate reporting and/or governance requirements.

4. Conflicts of Interest and Compliance. Executive shall not engage in any conflict of interest and/or take any actions or engage in any conduct which is contrary to the exclusive interests of the Company. Executive shall comply with all applicable laws and regulations (federal, state and/or local) and shall comply with all applicable directives, orders and regulations of any governmental agency or regulatory body including federal, state and local agencies and bodies. Executive shall also comply with all policies and procedures of the Company and directives of the Board of Directors. Executive understands, acknowledges and agrees that he/she may hold a position of trust and that fiduciary duties and responsibilities may apply under applicable law and that these duties and responsibilities may be continuing in nature, even after separation from employment and/or engagement of services. Executive agrees to fully and faithfully perform and discharge all such duties, responsibilities and obligations.

5. EEO Compliance. Executive shall not engage in any conduct which constitutes an unlawful employment practice or which violates any laws or regulations (federal, state and/or local) prohibiting discrimination, harassment and/or retaliation. Executive acknowledges that the Company is an Equal Opportunity Employer and prohibits all forms of unlawful discrimination in the terms and conditions of employment and prohibits all forms of harassment, including sexual harassment.

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6.    Salary and Bonus.

      (a) Salary. As compensation for the services to be performed by the Executive hereunder during the Employment Term, the Company shall pay the Executive a base salary at the annual rate of not less than $350,000 during the first year (2004) of the Employment Term; $200,000 during the second year (2005) of the Employment Term; and, $175,000 during the third year (2006) and subsequent years of the Employment Term (said amount, together with any increases thereto as may be determined from time to time by the Compensation Committee of the Board of Directors of the Company in its sole discretion, being hereinafter referred to as "Salary"). Any Salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices from time to time in effect, but in no event less than monthly.

      (b) Bonus. The Executive shall be eligible to receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) occurring during the Employment Term in amounts, if any, as may be determined by the Compensation Committee of the Board of Directors of the Company in its sole discretion.

      (c)   Withholding, Etc. The payment of any Salary and Bonus under this
            Section 6 shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans.

7.    Other Benefits.

      During the Employment Term, the Executive shall:

      (a) be eligible to participate in all employee fringe benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive officers in accordance with the provision of any such plans, as the same may be in effect from time to time;

      (b) be eligible to participate in all medical and health plans or other employee welfare benefit plans that may be provided by the company for its senior executive officers in accordance with the provisions of any such plans, as the same be in effect from time to time;

      (c) be entitled to at least 28 vacation/personal days during the first year of the Employment Term (2004); the Executive shall also be entitled to all paid holidays given by the company to its other senior executive officers;

      (d) be entitled to sick pay and disability benefits in accordance with any Company policy that may be applicable to senior executive officers from time to time,

      (e) be entitled to a car allowance at the same level of reimbursement received by the Executive during the 2003 calendar year for the entire period of the Employment Term; and

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      (f)   be entitled to reimbursement for all reasonable out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder in accordance with company policy that may be applicable to senior executive officers from time to time.

8. Confidential Information. The Executive hereby covenants, agrees and acknowledges as follows:

      (a) The Executive has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets that directly or indirectly relate to the business, prospects, operations and other aspects of the Company and any other present or future affiliates, subsidiaries and/or related entities of the Company (collectively with the Company, the "Companies"), including but not limited to (1) customer lists; the identity, lists or descriptions of new or prospective customers; financial statements; cost reports or other financial information; contract proposals or bidding information, business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; and management systems, policies or procedures, including related forms and manuals; (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas; and (iii) all other tangible and intangible property, which are used in the business and operations of the Companies but not made public. The information and trade secrets relating to the business of the Companies described hereinabove in this paragraph (a) are hereinafter referred to collectively as the "Confidential Information", provided that the term "Confidential Information" shall not include any information
            (x) that is or becomes publicly available (other than as a result of violation of this Agreement by the Executive), or (y) that the Executive receives or received on a non-confidential basis from a source (other than the Companies or any of their representatives) that is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation (provided, however that the Executive shall not be deemed to be in violation of this clause (y) unless he has actual knowledge of any such obligation on the party of any such source).

      (b) The Executive shall not disclose, use or make known for his or another's benefit any Confidential Information or use such Confidential Information in any way except in connection with the performance of the Executive's duties under this Agreement. The Executive may disclose Confidential Information in response to an order or subpoena of a court or governmental agency of competent jurisdiction and authority provided, however, notice of such order or subpoena shall be immediately communicated to the Company telephonically and in writing so that the Company shall have an opportunity to intervene and assert its rights to nondisclosure prior to any response by Executive to such an order or subpoena and in such notice, Executive shall advise as to whether or not he/she intends to comply with and/or respond to the order and/or subpoena.

      (c) The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 8 would be inadequate and,

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            therefore, agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other rights and remedies available for any such breach or threatened breach.

      (d) The Executive agrees that upon termination of his employment and/or engagement with the company for any reason, the Executive shall promptly return to the Company all Confidential Information in his possession in whatever form maintained (including, without limitation, documentation in any format or medium, computer disks and other electronic media).

      (e) The obligations of the Executive under this Section 8 shall, except as otherwise provided herein, survive the termination of the Employment Term and/or the expiration or termination of this Agreement for a period of two years.

9.    Termination.

      (a) The Executive's employment and/or engagement hereunder shall be terminated upon the occurrence of any of the following:

            (i)   death of the Executive;

            (ii) termination of the Executive's employment hereunder by the Executive at any time (a "Resignation");

            (iii) a Termination for Cause (as defined herein);

            (iv)  a Termination Without Cause (as defined herein);

                  The term "Termination for Cause" shall mean a termination of the Executive's employment and/or engagement hereunder by action of the Board of Directors of the Company at any time, including during the Employment Term, as a result of any of the following with respect to the Executive: (1) conviction of the commission of a felony, (2) acts of dishonesty or moral turpitude which are materially detrimental to the Companies,
                  (3) acts or omissions which the Executive reasonably knew were likely to materially damage the business of the Company, (4) failure by the Executive to obey the reasonable and lawful orders of the Board of Directors of the Company, or (5) gross negligence by the Executive in the performance of, or willful disregard by the Executive of, his obligations hereunder; provided, however, that prior to any termination pursuant to clauses (4) or (5) above, the Board of Directors of the Company shall have provided the Executive with written notice of such action, failure or event and a reasonable period in which to cure the same. This advance notice and cure provision for termination pursuant to clauses (4) or (5) above shall not apply and is not required if giving notice and/or a cure period would be contrary to the best interests of the Company.

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                  The term "Termination Without Cause" shall mean the Company is giving written notice at any time, including during the Employment Term, to the Executive that the Executive's employment and/or engagement is being terminated or nonrenewed (pursuant to paragraph 2. hereof) other than pursuant to clauses (i), (ii), or (iii) of the first paragraph of this
                  Section 9(a).

      (b) Notwithstanding anything to the contrary expressed herein, the Company shall not be obligated to make any payments to the Executive or on his behalf of whatever kind or nature by reason of the Executive's cessation of employment and/or engagement pursuant to clauses (i), (ii), or (iii) of the first paragraph of this Section 9(a), other than (i) such amounts, if any, of his Salary as shall be accrued and remained unpaid as of the date of said cessation and
            (ii) such other amounts, if any, which may be then otherwise payable to the Executive pursuant to the terns of the Company's benefits plans or pursuant to Section 7 above.

      (c) Notwithstanding anything to the contrary expressed herein if the Executive's cessation of employment and/or engagement is pursuant to clause (iv) of the first paragraph of this Section 9(a) on or after January 1st, 2007, the Company shall not be obligated to make any payments to the Executive or on his behalf of whatever kind or nature other than (i) such amounts, if any, of his Salary as shall be accrued and remained unpaid as of the date of said cessation and
            (ii) such other amounts, if any, which may be then otherwise payable to the Executive pursuant to the terms of the Company's benefits plans or pursuant to Section 7 above.

      (d) Notwithstanding anything to the contrary expressed herein if the Executive's cessation of employment and/or engagement is pursuant to clause (iv) of the first paragraph of this Section 9(a) at any time before January 1st, 2007 the Employment Term shall be defined as the period beginning on January 1st, 2004 and ending on January 1st, 2007 and the Company shall be obligated to make salary and bonus payments to the Executive or on his behalf according to the terms of
            Section 6, and provide the benefits to the Executive or on his behalf, and such other amounts, if any, according to the terms of the Company's benefit plans or pursuant to Section 7 above, during the entire Employment Term. In this regard, the salary, bonus and benefits obligations in Section 6 and Section 7 shall continue to the date of cessation through the close of business on December 31, 2006 in the same manner, method, terms and/or installments as if employment and/or engagement of services had not ceased. There shall not be any right of the Executive to receive any lump sum payments and/or any acceleration of any amounts (salary, bonus or otherwise) or of any benefits.

10.   Restrictive Covenants.

      10.01 Non-competition and Non-solicitation of Customers

            (a) The Executive agrees that during the Employment Term (as defined in Section 2 of this Agreement), without the prior written consent of the

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                  Company, Executive shall refrain, directly or indirectly, and whether as a principal, agent, employee, owner, partner, officer, director, shareholder, member or otherwise, alone or in association with any other person or entity, from carrying on or engaging in a business similar to that of the Company and/or from soliciting customers of the Company within the Designated Area, so long as the Company carries on like a business therein.

            (b) Definition of Designated Area. The term "Designated Area" shall mean the states, parishes, counties and/or municipalities designated in Attachment "A".

            (c) Business of the Company. Executive acknowledges and understands that the "business" of the Company involves and relates to the underwriting of risks for highly hazardous worker's compensation insurance and related services. Executive further acknowledges, agrees and represents that he/she understands and knows the business in which the Company is engaged and the scope, activities and/or business pursuits involved in the business of the Company and in the underwriting of risks for highly hazardous worker's compensation insurance and related services. Executive further acknowledges and understands that the non-competition and non-solicitation of customer restrictions in this Agreement prohibit the Executive from engaging, in any capacity and/or any position, and/or from conducting any activities and/or business similar to that of the Company and under the specific terms and conditions of this Agreement.

            (e) Customers of the Company. For purposes of this Agreement, "customers" shall include, but are not limited to, insured businesses and/or entities who have and/or have had insurance coverage with the Company and insurance agents with whom the Company has contracts, agreements, arrangements and/or any type of business, insurance placement and/or working relationship. Executive acknowledges and represents that he/she understands the nature of the Company's customer relationships and who and/or what comprises its customers.

      10.02 Non-solicitation. Executive shall not, during the Employment Term, directly or indirectly solicit or induce, or attempt to solicit or induce, any employee, agent of or consultant to the Company to leave his or her employment or terminate his or her consultation agreement or similar relationship with the Company.

      10.03 Amerisafe Designation. As used in this Section 10, Amerisafe, Inc. and/or the "Company" includes Amerisafe, Inc., American Interstate Insurance Company, Silver Oak Casualty, Inc. and any and all predecessor entities, successor entities, affiliate entities, parent companies and subsidiaries. The parties acknowledge and agree that the restrictive covenants in this Section 10 inure to the benefit of and operate for the interest of all of the above-mentioned companies and affiliates.

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      10.04 Remedies. In the event of a breach, or a threatened or attempted breach, of any provision of this Section 10 by the Executive, the parties recognize that such a breach would cause irreparable harm to the Company, thus the Company shall, in addition to all other remedies, be entitled to: (a) a temporary, preliminary and/or permanent injunction against such breach without the necessity of showing any actual damages or any irreparable injury; (b) a decree for the specific performance of this Agreement; and/or (c) damages, attorney's fees and costs. All remedies in favor of Company shall not be exclusive, but shall be cumulative.

      10.05 Construction, Reformation and Severability. It is understood and agreed that, should any portion of any clause or paragraph of this Section 10 be deemed too broad to permit enforcement to its full extent, or should any portion of any clause or paragraph of this Section 10 be deemed unreasonable, then said clause or paragraph shall be reformed and enforced to the maximum extent permitted by law. Additionally, if any of the provisions of this Section 10 are ever found by a court of competent jurisdiction to exceed the maximum enforceable (i) periods of time, (ii) geographic areas of restriction, (iii) scope of non-competition or non-solicitation and/or (iv) description of the Company's business or customers, or for any other reason, then such unenforceable element(s) of this Section 10 shall be reformed and reduced to the maximum periods of time, geographic areas of restriction, scope of non-competition or non-solicitation and/or description of the Company's business that is permitted by law. In this regard, any unenforceable, unreasonable and/or overly broad provision shall be reformed and/or severed so as to permit enforcement to the fullest extent permitted by law. Reformation and severability shall apply.

      10.06 Reasonableness. Executive acknowledges, represents and agrees that the restrictive covenants in this Section 10 are reasonable in nature, scope, time and territory and in the terms and conditions set forth herein. Executive acknowledges, represents and agrees that the Company has expended substantial cost in training Executive and that the Company has provided him/her with access to valuable information and has provided him/her with valuable experience. In addition, Executive acknowledges, represents and agrees that the Company has placed Executive in contact with its customers and has made Executive part of its business plans. Executive further acknowledges, represents and agrees that Executive would not have obtained such training, experience, contacts and information from other sources without the employment relationship with the Company. Executive further acknowledges, represents and agrees that the foregoing have occurred and/or resulted based on the Company's reliance on these restrictive covenants and Executive's representations and obligations made herein. Executive further acknowledges, represents and agrees that this Section 10 and the obligations of Executive under these restrictive covenants are reasonable in order to protect the legitimate interests of the Company. Executive further acknowledges, represents and agrees that by virtue of his/her job position, he/she has become an integral and influential component of the Company's current and future business plans. It is Executive's desire and intent that this Agreement be given full force and effect.

11.   Non-Assignability.

      (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive or his beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 11(a) shall

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            preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.

      (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

12. Binding Effect. Without limiting or diminishing the effect of Section 11 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

13. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally, (ii) five business days after being mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier, or (iv) sent via facsimile confirmed by certified or registered mail, return receipt requested and postage prepaid, if to the Company at the Company's principal place of business, and if to the Executive, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

14. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana and without regard to the application of conflict of laws principles and/or conflicts of laws and statutory provisions of the State of Louisiana.

15. Severability. The Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of this Agreement is void or constitutes an unreasonable restriction against the Executive, this agreement shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision. Severability and reformation shall apply.

      It is understood and agreed that, should any portion of any clause or paragraph of this Agreement be deemed too broad to permit enforcement to its full extent, or should any portion of any clause or paragraph of this Agreement be deemed unreasonable, then said clause or paragraph shall be reformed and enforced to the maximum extent permitted by law.

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16.   Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

17. Entire Agreement; Modifications. This Agreement, with referenced Attachment "A," constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                        AMERISAFE, INC.

                                        BY: /s/ C. Allen Bradley, Jr.
                                            --------------------------
                                            C. Allen Bradley, Jr.

                                        EXECUTIVE:

                                        BY: /s/ Mark R. Anderson
                                            --------------------
                                            Mark R. Anderson

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